Exhibit 99.1

AAMAC and Halcyon Mutually Terminate Purchase Agreement

NEW YORK, June 23, 2008 – Alternative Asset Management Acquisition Corp. (AMEX, Units: “AMV.U”, Common Stock: “AMV,” Warrants: “AMV.WS”) (“AAMAC”) announced today its mutual agreement with Halcyon Asset Management LLC, a global alternative asset management firm (“Halcyon”), to terminate the purchase agreement that AAMAC, Halcyon and its affiliates entered into on March 12, 2008, pursuant to which AAMAC would have acquired a majority interest in Halcyon.

In addition, AAMAC has been notified that each of OHL Limited (formerly Hanover Overseas Limited), STC Investment Holdings LLC and Solar Capital, LLC terminated their respective agreements with Citigroup Global Markets Inc. and AAMAC pursuant to which they each had placed limit orders for up to $10.0 million of AAMAC’s common stock in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934. As of June 20, 2008, each of STC Investment Holdings LLC and Solar Capital, LLC had purchased 286,400 shares of common stock and OHL Limited had purchased 287,800 shares of common stock pursuant to these limit orders.

AAMAC is a blank check company which was formed in 2007 for the purpose of acquiring through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination one or more businesses or assets in the alternative asset management sector or a related business. As of May 31, 2008, the amount held in trust for the benefit of the AAMAC public stockholders, including approximately $13.5 million of deferred underwriting discounts and commissions, was approximately $405.4 million. If AAMAC does not consummate a business combination by August 1, 2009, it will dissolve and liquidate.

This communication is being made in respect of the termination of the purchase agreement involving AAMAC and Halcyon. AAMAC will promptly file with the SEC a Current Report on Form 8-K, which will include the termination and release agreement as an exhibit.

Forward-looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in this press release include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release, which are disclosed in AAMAC’s SEC reports, including the Form 10-K for the year ended December 31, 2007.

For further information please contact:

Chris Tofalli
Chris Tofalli Public Relations, LLC
(914) 834-4334